Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-192574

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated May 8, 2014)

EFACTOR GROUP CORP.

Up to 8,000,000 Shares of Common Stock

 This Prospectus Supplement No. 2 (“Prospectus Supplement”) amends, updates and supplements our prospectus dated May 8, 2014 (the “Prospectus”) and the first supplement to the Prospectus dated May 15, 2014 (the “First Supplement”) relating to the public offering of up to 8,000,000 shares of our common stock on a “commercially reasonable best efforts” basis.

The purpose of this Prospectus Supplement is to inform you of certain developments that have occurred since the date of the First Supplement. This Prospectus Supplement should be read together with, and may not be delivered or utilized without, the Prospectus and the First Supplement. This Prospectus Supplement should be read in conjunction with the Prospectus and the First Supplement and is qualified by reference to the Prospectus and the First Supplement except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus and the First Supplement.

Extension of Offering

We have determined to extend the public offering through June 27, 2014. The offering is being conducted on a “commercially reasonable best efforts” basis and will terminate upon the earlier of (i) the date upon which all of the shares being offered have been sold, or (ii) June 27, 2014. We may decide to terminate the offering at any time without further notice to investors.

Our common stock has been quoted on the OTC Bulletin Board under the symbol “EFCT.”  On May 29, 2014, the last reported sale price of our common stock on the OTC Bulletin Board was $0.80 per share.

Investing in our common stock involves a high degree of risk.  You should carefully consider the matters discussed under the section entitled “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 30, 2014.